EXHIBIT A-2

FORM OF SWING LINE LOAN NOTICE

Date:  ___________, _____
To:	BNP Paribas, as Swing Line Agent

BNP Paribas, as Administrative Agent

Ladies and Gentlemen:

Reference is made to that certain 364 Day Credit Agreement, dated as of March 3, 2010 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among Toyota Motor Credit Corporation, a California corporation, Toyota Motor Finance (Netherlands) B.V., a corporation organized under the laws of the Netherlands, Toyota Financial Services (UK) PLC, a corporation organized under the laws of England, Toyota Leasing GmbH, a corporation organized under the laws of Germany, Toyota Credit de Puerto Rico Corp., a corporation organized under the laws of Puerto Rico, Toyota Credit Canada Inc., a corporation organized under the laws of Canada, Toyota Kreditbank GmbH, a corporation organized under the laws of Germany, the Lenders from time to time party thereto, BNP Paribas, as Administrative Agent, Swing Line Agent and Swing Line Lender, BNP Paribas Securities Corp., Citigroup Global Markets Inc., Banc of America Securities LLC and The Bank of Tokyo-Mitsubishi UFJ, Ltd., as Joint Lead Arrangers and Joint Book Managers, Citibank, N.A. and Bank of America, N.A. as Swing Line Lenders and Citibank, N.A., Bank of America, N.A. and The Bank of Tokyo-Mitsubishi UFJ, Ltd. as Syndication Agents.

The undersigned hereby requests a Swing Line Loan:

1.                      On  ___________________________ (a Business Day).

2.                      In the amount of [US$][CDN$][€][£]   ________________.

The Swing Line Borrowing requested herein complies with the requirements of the provisos to the first sentence of Section 2.16(a) of the Agreement.

[After giving effect to the requested Swing Line Loan, the Unused Tranche A Commitment will exceed the Dollar Equivalent of EUR 300,000,000 (as determined by the Administrative Agent)]  [After giving effect to the requested Swing Line Loan, the Unused Tranche A Commitment will be less than or equal to the Dollar Equivalent of EUR 300,000,000 (as determined by the Administrative Agent), and TKG has borrowed EUR 300,000,000 as of the date of the proposed Swing Line Loan.]  [After giving effect to the requested Swing Line Loan, (x) the Unused Tranche A Commitment will be less than or equal to the Dollar Equivalent of EUR 300,000,000 (as determined by the Administrative Agent), (y) TKG has not borrowed EUR 300,000,000 as of the date the proposed Swing Line Loan is to be made, and (z) the consent of TKG for the proposed Swing Line Loan has been obtained or has been waived by TKG.]

A-2-1
Form of Swing Line Loan Notice

The undersigned hereby represents and warrants that the conditions set forth in Section 4.2(a) and (b) have been satisfied on and as of the date the Swing Line Loans are borrowed, including, without limitation, that the Borrowing is within the Borrower’s corporate powers, has been duly authorized by all necessary corporate action, and the amount of the Swing Line Loan does not exceed such authorization.

[TOYOTA MOTOR CREDIT CORPORATION]
[TOYOTA MOTOR FINANCE (NETHERLANDS) B.V.]
[TOYOTA FINANCIAL SERVICES (UK) PLC]
[TOYOTA KREDITBANK GMBH]
[TOYOTA LEASING GMBH]

[as Borrowers’ Representative for]

[TOYOTA MOTOR CREDIT CORPORATION]
[TOYOTA CREDIT DE PUERTO RICO CORP.]
[TOYOTA CREDIT CANADA INC.]

By:  __________________________________

Name:  ________________________________

Title: _________________________________

A-2-2
Form of Swing Line Loan Notice